Exhibit 10.1

RESIGNATION AGREEMENT

This Resignation Agreement (this “Agreement”) is entered into by and among Daniel Lauer (“Mr. Lauer”), Paramount Group, Inc. (the “Company”), Paramount Group Management LP (the “Employer”) and Paramount Group Operating Partnership LP (the “Operating Partnership” and, together with the Company and the Employer, “Paramount”).  This Agreement is effective as of June 6, 2018 (the “Effective Date”).

WHEREAS, Mr. Lauer has been employed by Paramount;

WHEREAS, Mr. Lauer notified Paramount that he desired to resign from employment; and

WHEREAS, Paramount and Mr. Lauer (collectively, the “Parties”) have mutually determined that it is in the best respective interests of Paramount and Mr. Lauer for Mr. Lauer’s resignation with Paramount to take effect as of the close of business on June 26, 2018 pursuant to the terms of this Agreement;

NOW THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration as hereinafter recited, the receipt and adequacy of which is hereby acknowledged, it is accordingly agreed as follows:

1.Separation from Employment; Transition Period.  Mr. Lauer hereby resigns from employment with Paramount effective on June 26, 2018, unless Mr. Lauer resigns from employment on an earlier date or Paramount terminates Mr. Lauer’s employment for Cause (as defined in The Paramount Group, Inc. Executive Severance Plan (the “Severance Plan”)) on June 26, 2018 or an earlier date.  For purposes of this Agreement, the actual last day of Mr. Lauer’s employment—whether it is June 26, 2018 or an earlier date, as specified in the preceding sentence—shall be referred to as the “Separation Date.”  During the remainder of his employment, Mr. Lauer shall continue to (i) use his best efforts to perform his employment responsibilities; (ii) receive his base salary and be eligible to participate in Paramount’s employee benefit plans, subject to the terms of such plans; and (iii) vest in grants of equity Mr. Lauer holds pursuant to the terms of applicable equity award agreements and The Paramount Group, Inc. 2014 Equity Incentive Plan (collectively, the “Equity Documents”).  On the Separation Date, Mr. Lauer shall be considered to have resigned from any and all offices, positions and directorships that he holds with Paramount or any affiliated entity and he agrees to sign any documentation that Paramount may reasonably request to confirm such resignations.  For the avoidance of doubt, Mr. Lauer is not entitled to the benefits set forth under Section 3 of the Severance Plan because Mr. Lauer’s employment with Paramount is ending due to a voluntary resignation rather than a termination other than Cause (as defined in the Severance Plan), and the only benefits, other than accrued obligations owed by law (including payment for accrued but unused vacation days), for which Mr. Lauer is eligible after the Separation Date are set forth in this Agreement.  Also for the avoidance of doubt, Mr. Lauer shall continue to be covered under Paramount’s applicable indemnification agreements and policies and under applicable directors and officers liability insurance for acts or omissions while serving as an executive or officer of Paramount and any of its affiliates, including any applicable “tail” coverage.

2.Accelerated Vesting; Bonus.  Provided that Mr. Lauer satisfies the Conditions (defined below), Paramount shall provide Mr. Lauer with the following:

(a)Effective on the Release Effective Date (as defined below), 32,000 LTIP Units of the Operating Partnership granted on November 23, 2014 that are unvested and would otherwise be forfeited in the absence of this Agreement shall vest.  Any termination or forfeiture of such 32,000 LTIP Units that otherwise would have occurred on the Separation Date or within the following thirty (30) days shall be delayed until thirty (30) days after the Separation Date and will only occur if the Release Agreement does not become effective or Mr. Lauer has not continued to comply with this Agreement.  In all other respects, all equity awards granted by Paramount shall be subject to the terms of the Equity Documents and, for the avoidance of doubt, except as specifically provided above, all equity awards granted by Paramount that have not vested prior to the Separation Date will be automatically forfeited on the Separation Date.

(b)No later than forty-five (45) days after the Separation Date, Paramount shall pay Mr. Lauer a pro-rated bonus with respect to 2018 in the amount of $350,000.

For purposes of this Agreement, the “Conditions” shall mean that (i) Mr. Lauer complies with the terms of this Agreement; (ii) Mr. Lauer does not resign prior to June 26, 2018 and is not terminated for Cause on or prior to June 26, 2018; and (iii) Mr. Lauer signs the Release Agreement in the form of the attached Exhibit A (the “Release Agreement”) on or after the Separation Date, and returns it to Paramount as specified in the Release Agreement no later than July 17, 2018 and refrains from revoking the Release Agreement within seven (7) days of signing it.  The Release Agreement shall be considered to be tendered to Mr. Lauer on the Separation Date; provided that Mr. Lauer has satisfied the conditions of (i) and (ii) above.

For purposes of this Agreement the “Release Effective Date” shall mean the “Effective Date” as defined in the Release Agreement.

3.Noncompetition and Noninterference.  As part of the consideration for the terms of Paragraph 2, to which Mr. Lauer acknowledges he is otherwise not entitled, and to assist in preserving the confidentiality of Confidential Information as defined below and goodwill of Paramount that Mr. Lauer was responsible for developing, Mr. Lauer shall not, without the prior written consent of Paramount, at any time during the period from the Effective Date until the date six (6) months after the Separation Date, directly or indirectly:

(a)

engage, participate or assist in, either individually or as an owner, partner, employee, consultant, director, officer, trustee, or agent of any business that engages or attempts to engage in, directly or indirectly, the acquisition, development, construction, operation, management, or leasing of any commercial real estate property in any of Paramount’s Markets as of the Separation Date;

(b)	intentionally interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between Paramount and any tenant, supplier, contractor or lender; or
(c)

call upon, compete for, solicit, divert, or take away, or attempt to divert or take away any of the tenants of Paramount, either for himself or for any other business, operation, corporation, partnership, association, agency, or other person or entity.

This Paragraph 3 shall not be interpreted to prevent Mr. Lauer from owning up to two percent of the outstanding stock of a public company engaged in any business described in Paragraph 3(a) acquiring, holding or exercising voting rights associated with Minority Interest Passive Investments.

The following definitions apply to the terms used in this Paragraph 3:

“Market” means an area covering a 25 mile radius around (i) any property or land owned by the Company, the Operating Partnership, the Employer or any affiliate of any of the foregoing (each, a “Paramount Entity”) under development by any Paramount Entity or with respect to which any Paramount Entity has an agreement or option to acquire a property, development or land or (ii) any property or development for which any Paramount Entity provides third party development or management services; provided that for any such property, development or land located in New York City, no such radial area shall extend beyond New York City.

“Minority Interest Passive Investment” means an investment made through (i) the purchase of securities (including partnership interests) that represent a non‑controlling, minority interest in an entity or (ii) the lending of money, in either case with the purpose or intent of obtaining a return on such investment but without management by Mr. Lauer of the property or business to which such investment directly or indirectly relates and without any business or strategic consultation by Mr. Lauer with such entity.

4.Nondisparagement.

(a)Mr. Lauer agrees that he will not say or do anything to disparage or discredit any Paramount Entity or related person or to cause any disruption of business for any Paramount Entity or related person.  Paramount agrees that it shall direct its executive officers not to say or do anything to disparage or discredit Mr. Lauer.  “Disparaging” remarks, comments or statements (whether written or oral) are those that impugn the character, honesty, integrity, morality or business acumen or abilities of any Paramount Entity or related person in connection with any aspect of the operation of any Paramount Entity’s business or Mr. Lauer or that reflect badly on any Paramount Entity or Mr. Lauer or cast any Paramount Entity or Mr. Lauer in a negative light, as applicable; provided that disparaging remarks shall not include any remarks by Mr. Lauer on or prior to the Separation Date in response to an official inquiry from an executive officer of Paramount about Mr. Lauer’s performance assessment of a Paramount employee.  This nondisparagement obligation shall not in any way affect Mr. Lauer’s or any other person’s obligation to testify truthfully in any legal proceeding, to provide information in response to a request from a federal, state or local governmental agency or commission (a “Government Agency”) or to lawfully compete in a manner not in violation of this Agreement.

(b)Paramount agrees that during their respective periods of employment or Board service with Paramount, its executive officers and the members of its Board of Directors shall not say or do anything to disparage or discredit Mr. Lauer, subject to the same exceptions set forth in Paragraph 4(a), above.

5.Confidential Information.  Mr. Lauer understands and agrees that his employment has created and will continue to create during the remainder of his employment a relationship of confidence and trust between him and Paramount with respect to all Confidential Information (defined below).  At all times, both during and after his employment, Mr. Lauer will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of Paramount, except as may be necessary in the ordinary course of performing Mr. Lauer’s duties to Paramount.  As used in this Agreement, “Confidential Information” means information belonging to any Paramount Entity which is of value to such Paramount Entity in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to any Paramount Entity.  Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know‑how; software; market or sales information or plans; tenant lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of any Paramount Entity.  Confidential Information includes information developed by Mr. Lauer in the course of Mr. Lauer’s employment by Paramount, as well as other information to which Mr. Lauer may have access in connection with Mr. Lauer’s employment.  Confidential Information also includes the confidential information of others with which any Paramount Entity has a business relationship.  Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of Mr. Lauer’s obligations under this Paragraph 5.  In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, Mr. Lauer shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  In addition, nothing in this Agreement shall be interpreted or applied to prohibit Mr. Lauer from making any good faith report to any Government Agency concerning any acts or omissions that Mr. Lauer may believe to constitute a possible violation of federal or state law or making other disclosures that are protected under the whistleblower provisions of applicable federal or state law or regulation.

6.Return of Property.  Mr. Lauer acknowledges that all documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to Mr. Lauer by any Paramount Entity or are produced by Mr. Lauer in connection with his employment will be and remain the sole property of such  Paramount Entity.  Mr. Lauer agrees to return to Paramount all such materials and property as and when requested by Paramount, but in any event no later than the Separation Date.  Mr. Lauer agrees to not retain any such material or property or any copies thereof after the Separation Date.

7.Nonsolicitation.  Mr. Lauer agrees that for a period of twelve (12) months following the Separation Date he shall not, without the prior written consent of Paramount, directly or indirectly solicit, hire or assist any employer to hire any of the employees of any Paramount Entity, either for himself or for any other business, operation, corporation, partnership, association, agency or other person or entity, or take any other action either to encourage any of such employees to leave employment with any such Paramount Entity or otherwise to interfere with any such employment relationship.

8.Litigation and Regulatory Cooperation.  Before and after the Separation Date, Mr. Lauer shall cooperate fully with any Paramount Entity in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of any such Paramount Entity which relate to events or occurrences that transpired while Mr. Lauer was employed by Paramount.  Mr. Lauer’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of any such Paramount Entity at mutually convenient times.  Before and after the Separation Date, Mr. Lauer also shall cooperate fully with any Paramount Entity in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Mr. Lauer was employed by Paramount.  Paramount shall reimburse Mr. Lauer for any reasonable out‑of‑pocket expenses incurred in connection with Mr. Lauer’s performance of obligations pursuant to this Paragraph 8.  In addition, for all time that Mr. Lauer reasonably expends after the Separation Date cooperating with Paramount pursuant to this Paragraph 8, Paramount shall compensate Mr. Lauer at a per hour rate to be determined by Paramount based upon the hourly equivalent of the annual base salary Paramount was paying Mr. Lauer immediately prior to the Separation Date based upon 2,080 hours per year; provided that Mr. Lauer’s right to such compensation shall not apply to time spent in activities that could have been compelled pursuant to a subpoena, including testimony and related attendance at depositions, hearings or trials.  For the avoidance of doubt, Mr. Lauer’s availability and/or performance of services pursuant to this Paragraph 8 beyond the Separation Date shall not be considered to constitute the continuation of his service to any Paramount Entity for purposes of any of the Equity Documents.

9.Remedies Upon Breach.  If Mr. Lauer materially breaches any of his obligations under Paragraphs 3 through 8 of this Agreement, in addition to any other legal or equitable remedies it may have for such breach, Paramount shall have the right not to provide accelerated vesting and other benefits otherwise due to him pursuant to Paragraph 2 of this Agreement.  Paramount’s election to exercise its rights under this Paragraph 9 shall not affect Mr. Lauer’s continuing obligations under this Agreement.  If Paramount believes that Mr. Lauer has materially breached any of his obligations set forth in Paragraphs 3 through 8, Paramount shall provide Mr. Lauer with written notice of such material breach and provide Mr. Lauer a period of ten (10) days to cure his breach (to the extent curable) prior to exercising its rights under this Paragraph 9, provided that Paramount shall have no payment obligation during the cure period.  Paramount represents that, to its knowledge, no such breach had occurred as of the date Paramount signed this Agreement.

10.Nonadmission of Liability.  The Parties agree that the consideration exchanged herein, as well as the negotiation and execution of this Agreement, do not constitute and shall not be deemed an admission of liability, wrongdoing or inappropriate or unlawful conduct by Paramount or by Mr. Lauer. Mr. Lauer understands that nothing in this Agreement shall constitute or be construed as an admission of any liability by Paramount.

11.Notice to Consult Attorney.  Paramount has advised Mr. Lauer, in writing, to consult with an attorney prior to executing this Agreement and the Release Agreement and hereby reiterates that Mr. Lauer is advised to consult with an attorney prior to executing this Agreement and the Release Agreement.

12.Acknowledgment Regarding Execution of Agreement.  Mr. Lauer acknowledges that he has carefully read and fully understands all the provisions of this Agreement.  Mr. Lauer further acknowledges that Paramount has urged him to seek legal counsel in regard to the terms and conditions of this Agreement.  Mr. Lauer acknowledges and warrants that he has reviewed this Agreement and has had the opportunity to consult with an attorney, and fully and completely understands and accepts the terms, conditions, nature and legal effect of this Agreement.  Mr. Lauer warrants that he enters into this Agreement knowingly, freely and voluntarily and that his agreement hereto has not been the result of coercion or duress.

13.Governing Law; Jurisdiction.  This Agreement is made and entered into in the State of New York and shall in all respects be interpreted, enforced and governed under the laws of the State of New York, without regard to conflicts of laws principles or choice of law provisions that would cause the application of the law of any other jurisdiction. It is the intention of the Parties to this Agreement that the laws of the State of New York shall govern the validity of this Agreement, the construction of its terms, the interpretation of the rights and duties of the Parties, and its enforcement. The Parties hereby consent to the jurisdiction of the state and federal courts situated in New York, New York.  Accordingly, with respect to any such court action, Mr. Lauer (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

14.Entire Agreement.  This Agreement constitutes a single, integrated written contract expressing the entire agreement between the Parties and cannot be modified in any way except by written modification executed by both Parties. This Agreement supersedes any previous agreements or understandings between the Parties, except for the Equity Documents (as modified pursuant to Paragraph 2, as applicable) and any other obligations specifically preserved in this Agreement.

15.Severability.  If any provision of this Agreement is declared invalid or otherwise unenforceable, the other provisions herein shall remain in full force and effect and shall be construed in a fashion to effectuate the purpose and intent of this Agreement.

16.Binding Nature of Agreement.  The Parties agree that this Agreement shall be binding upon and inure to the benefit of the Parties hereto, and their respective successors, heirs, personal representatives and assigns.

17.Authority to Enter Agreement.  Each individual signing this Agreement, whether signing individually or on behalf of any person or entity, represents and warrants that he or she has full authority to so execute the Agreement on behalf of the party on whose behalf he or she so signs. Each Party separately acknowledges and represents that this representation and warranty is an essential and material provision of this Agreement and shall survive execution of this Agreement.

18.Retention of Certain Documents.  Notwithstanding anything in this Agreement to the contrary, Mr. Lauer shall be permitted to retain any documents related to his compensation or reasonably necessary for tax preparation purposes.

19.Counterparts.  The Parties agree that this Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20.Interpretation.  The Parties agree that for the purposes of construing or interpreting this Agreement, this Agreement shall be deemed to have been drafted equally by both Parties hereto.  The Parties further agree that headings in each Paragraph of this Agreement are for convenience and reference only and will not affect the construction or interpretation of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereunto execute this Agreement as of the Effective Date.

DANIEL LAUER /s/ Daniel Lauer Daniel Lauer

PARAMOUNT GROUP, INC.

By: /s/ Albert Behler

Name: Albert Behler

Title: Chairman, Chief Executive Officer and President

Paramount GROUP MANAGEMENT LP, a Delaware limited partnership

By:  Paramount Group Management GP LLC, its General Partner

By:  Paramount Group Operating Partnership LP, its Sole Member

By:  Paramount Group, Inc., its General Partner

By: /s/ Albert Behler                                           Name: Albert Behler

Title: Chairman, Chief Executive Officer and President

PARAMOUNT GROUP OPERATING PARTNERSHIP LP, a Delaware limited partnership

By:  Paramount Group, Inc., its General Partner

By: /s/ Albert Behler

name: Albert Behler

title: Chairman, Chief Executive Officer and President

EXHIBIT A

RELEASE AGREEMENT

This is the Release Agreement (the “Agreement”) as defined in Paragraph 2 of the Resignation Agreement entered into by and among Daniel Lauer (“Mr. Lauer”), Paramount Group, Inc. (the “Company”), Paramount Group Management LP (the “Employer”) and Paramount Group Operating Partnership LP (the “Operating Partnership” and, together with the Company and the Employer, “Paramount”).  Such Resignation Agreement is referred to below as the “Resignation Agreement.”   Mr. Lauer’s execution and non-revocation of this Agreement is a condition of certain payments to Mr. Lauer and other terms pursuant to Paragraph 2 of the Resignation Agreement.

1.Release.  As part of further consideration for the terms of Paragraph 2 of the Resignation Agreement, to which Mr. Lauer acknowledges that he is otherwise not entitled, Mr. Lauer, for himself, his heirs, his estate, executors, administrators, legal representatives, successors and assigns, releases and forever discharges the Company, the Operating Partnership and the Employer, their respective subsidiaries and affiliated companies and entities, predecessors, successors, and assigns, and, in their respective capacities as such, their respective shareholders, members, officers, directors, employees and agents (hereinafter collectively referred to as the “Released Parties”), of and from any and all manner of actions, causes of actions, claims, debts, dues, distributions, accounts, bonds, covenants, contracts, agreements and compensation, and demands of every name and nature, whether at law, in equity, in contract or in tort, based upon public policy, under statute or at common law, whether now known or unknown, which Mr. Lauer ever had, now has or hereafter may have, or which Mr. Lauer’s heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of their relationship to the date of this Agreement (the “Claims”), including without limitation any Claims arising from, or in any way relating to, Mr. Lauer’s employment relationship with Paramount and/or the termination of Mr. Lauer’s employment with Paramount.  The Claims subject to this release include, but are not limited to, any and all actions in tort, contract and alleged discrimination of any kind and/or causes of action arising under any federal, state or local law, statute, regulation, or ordinance, including but not limited to all rights and claims under Title VII of the Civil Rights Act, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act (“ADEA”), as amended, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Equal Pay Act, the Employment and Retirement Income Security Act of 1974, the New York Executive Law, the New York City Human Rights Law, the New York State Human Rights Law, the Administrative Code of the City of New York, New York Labor Law, and any rights or claims for attorneys’ fees or costs under these acts or any other federal, state or local law.  This Paragraph 1 shall not release any claims related to or affect Mr. Lauer’s (i) vested rights under Paramount’s Section 401(k) plan, the Equity Documents (as defined in Paragraph 1 of the Resignation Agreement and as modified pursuant to Paragraph 2 of the Resignation Agreement, as applicable), or any other applicable plan or program in which Mr. Lauer has accrued vested benefits or entitlements, (ii) rights under the Resignation Agreement, (iii) rights as a stockholder of the Company, (iv) rights to be covered under applicable indemnification agreements and policies and under applicable directors and officers liability insurance for acts or omissions while serving as an executive or officer of

Paramount and any of its affiliates and (v) rights with respect to any Claims that may not be released under applicable law.

2.Waiver.  Mr. Lauer acknowledges that he understands that by signing this Agreement, he will have waived any right he may have to recover in a lawsuit against any of the Released Parties based on any actions or omissions made by any such Released Party, including, but not limited to, Claims which in any way arise from or relate to Mr. Lauer’s employment relationship with Paramount up to the date of the signing of this Agreement and the termination of his employment with Paramount. Mr. Lauer further acknowledges that he understands that by signing this Agreement, he is waiving the right to recover money or other relief in any action he might institute.  If Mr. Lauer files any charge or complaint with any federal, state or local governmental agency or commission (“Government Agency”) and if the Government Agency pursues any claim on Mr. Lauer’s behalf, or if any other third party pursues any claim on Mr. Lauer’s behalf, Mr. Lauer waives any right to monetary or other individualized relief (either individually, or as part of any collective or class action); provided that nothing in this Agreement or the Resignation Agreement limits any right Mr. Lauer may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.

3.No Assignment of Claims. Mr. Lauer hereto warrants, represents and agrees that he has not assigned or transferred, or purported to assign or transfer, to any person or entity, any Claims.

4.Time to Consider Agreement; Effective Date.  Mr. Lauer understands and acknowledges that he has been given the opportunity to consider this Agreement for twenty-one (21) days from the tender of this Agreement to him before signing it (the “Consideration Period”).  Mr. Lauer acknowledges that, pursuant to the Resignation Agreement, this Agreement was tendered to him on June 26, 2018.  To accept this Agreement, Mr. Lauer must return a signed original or a signed PDF copy of this Agreement so that it is received by Gage Johnson, Senior Vice President, General Counsel and Secretary, at or before the expiration of the Consideration Period.  If Mr. Lauer signs this Agreement before the end of the Consideration Period, Mr. Lauer acknowledges by signing this Agreement that such decision was entirely voluntary and that he had the opportunity to consider this Agreement for the entire Consideration Period.  For the period of seven (7) days from the date when Mr. Lauer signs this Agreement (the “Revocation Period”), Mr. Lauer has the right to revoke this Agreement by written notice to Mr. Johnson.  For such a revocation to be effective, it must be delivered so that it is received by Mr. Johnson at or before the expiration of the Revocation Period.  This Agreement shall not become effective or enforceable during the Revocation Period.  This Agreement shall become effective on the first business day following the expiration of the Revocation Period (the “Effective Date”).

5.Other Terms.

(a)

Legal Representation; Review of Release.  Mr. Lauer acknowledges that he has been advised to discuss all aspects of this Agreement with his attorney, that he has carefully read and fully understands all of the provisions of this Agreement and that he is voluntarily entering into this Agreement.

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(b)	Binding Nature of Release. This Agreement shall be binding upon Mr. Lauer and his heirs, administrators, representatives, and successors.
(c)

Governing Law; Jurisdiction.  This Agreement is made and entered into in the State of New York and shall in all respects be interpreted, enforced and governed under the laws of the State of New York, without regard to conflicts of laws principles or choice of law provisions that would cause the application of the law of any other jurisdiction.  The laws of the State of New York shall govern the validity of this Agreement, the construction of its terms, the interpretation of the rights and duties of Mr. Lauer, and its enforcement. Mr. Lauer hereby consents to the jurisdiction of the state and federal courts situated in New York, New York.  Accordingly, with respect to any such court action, Mr. Lauer (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

(d)

Severability.  If any provision of this Agreement is declared invalid or otherwise unenforceable, the other provisions herein shall remain in full force and effect and shall be construed in a fashion to effectuate the purpose and intent of this Agreement.

(e)

Interpretation.  For the purposes of construing or interpreting this Agreement, this Agreement shall be deemed to have been drafted equally by Mr. Lauer and Paramount.  Headings in each Paragraph of this Agreement are for convenience and reference only and will not affect the construction or interpretation of this Agreement.

(f)

Absence of Reliance.  Mr. Lauer acknowledges that he is not relying on any promises or representations by Paramount, its agents, representatives or attorneys regarding any subject matter addressed in this Agreement.

So agreed.

/s/ Daniel Lauer                                                  June 6, 2018                                 Daniel LauerDate

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